Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of REMEC, Inc. for the registration of 1,391,650 shares of its common stock and to the incorporation by reference therein of our report dated March 14, 2003 (except for Note 10 as to which the date is April 14, 2003), with respect to the consolidated financial statements and schedule of REMEC, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2003, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

San Diego, California

June 30, 2003